EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into as of January 2, 2013 (the “Effective Date”) by and between Naiel Kanno, a businessman residing in 5900 Muir Drive, Unit# 41, Richmond, BC V6V 2Y8, (the “Licensor”) and NT Mining Corporation, a corporation incorporated in Nevada (the “Licensee”) (each individually a “Party”, collectively the “Parties”).

RECITALS:

A.     Licensor has developed and sole owner of certain product and technology identified as iPMine (the “iPMine”). iPMine is a wireless/wireline real-time 2-way voice, text, and video communications and mine-safety solution for the global mining industry. iPMine tracks, monitors, and communicates with miners and equipment underground and above ground

B.     The Licensee wishes to exclusively market, sell and distribute iPMine to purchasers in the Territory (as hereafter defined).

C.     Licensee is willing to distribute iPMine only if it is made the exclusive distributor of iPMine in the Territory, subject to the terms and conditions set forth herein.

D.     In exchange for the various fees set forth herein, and pursuant to the provisions hereof, Licensor has agreed to grant to Licensee the exclusive right to market, sell and distribute iPMine in the Territory.

THE PARTIES AGREE AS FOLLOWS:

1.               Definitions

In addition to the terms defined in the recitals and elsewhere in this Agreement, the following terms shall have the following meanings:

(a)	“Background IPR” of a party means any Intellectual Property rights owned by or licensed to such party or furnished by such party to the other party pursuant to or in connection with this Agreement.
(b)	“Documentation” means user documentation pertaining to iPMine.
(c)	“Effective Date” means the Effective Date specified as such in a Schedule.
(d)	“Intellectual Property” or “IP” means any patents, patent rights, trademarks, service marks, designs, design rights, copyright, know-how, trade secrets, confidential information, moral rights and any other similar intellectual property and related rights recognized under the laws of each applicable jurisdiction throughout the world including applications therefore and registrations thereof anywhere in the world.
(e)	“Intellectual Property Right” means any and all rights in or to Intellectual Property.
(f)	“Invoice Period” has the meaning set out in Subsection 8(a).
(g)	“Licensee Agreement” means an agreement between the Licensee and a sub-licensee under which the Licensee provides all or any portion of iPMine to a sub-licensee.
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(h)	"Service Agreement" means a separate service agreement under which the Licensee may separately engage Licensor to provide installation, training, development, integration and other iPMine related services for additional fees.
(i)	“Licensee Derivative Works” means all products, technology and software, excluding Licensor' Background IPR, provided by the Licensee to sub-licensees in conjunction with iPMine, including without limitation, modifications or additions to iPMine made by Licensee, as permitted pursuant to this Agreement.
(j)	“Term” means a period ending five (5) years from the execution of this Agreement, subject to extension pursuant to Section 9.
(k)	“Territory” means the European continent, as defined by the United Nations.

2.               Ownership of Background IPR; License Grant to Licensee; Licensee Derivative Works:

(a)             Licensor represents and warrants that it owns all right, title, and interest in the Licensor' Background IPR exclusive of any liens and encumbrances. Licensor shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect to such Background IPR.

(b)             In consideration of the Licensee issuing fifteen million (15,000,000) common shares from treasury to the Licensor, the Licensor hereby grants to the Licensee the following rights: (i) an exclusive, sublicense-able license to make, have made, use, import, copy, modify, offer to sell, sell, lease and otherwise distribute iPMine (including without limitation, Licensor's Background IPR) during the Term with respect to the Exclusive Territory; (ii) an exclusive right to distribute iPMine during the Term with respect to the Exclusive Territory, either in unmodified form or as part of Licensee Derivative Works; and (iii) the right to support, maintain and modify iPMine provided to customers of Licensee which purchase or license products from Licensee during the Term. For the avoidance of ambiguity, and without limitation, the licenses hereunder permit Licensee to utilize components of Licensor' Background IPR consisting of software in an uncompiled format for purposes permitted in this Agreement.

(c)              Licensor shall own all right, title, and interest in Licensee's Background IPR, the Licensee Derivative Works and any modifications of the Licensee Background IPR or Licensee Derivative Works made by or on behalf of Licensee, including any derivatives, improvements or modifications thereof.

3.               Licensee Appointment as Exclusive Distributor in the Territory:

(a)             iPMine Distribution Right: Subject to the provisions hereof, Licensor hereby grants to Licensee the following personal rights: (i) with respect to the Territory, an exclusive, non-transferable, limited right to distribute iPMine in modified or unmodified form.

(b)             Right to License for Own Account: Licensee may utilize iPMine on its own account, and on a royalty-free basis for its own internal business use, including without limitation to create Licensee Derivative Works of iPMine.

4.               Licensee Option to Acquire Further IP Mine Assets:

(a)             Licensor hereby grants Licensee the sole and exclusive right and option (the “Option”) acquire all the assets related in any way to the use and operation of iPMine, including but not limited to the License, the IP and Licensee Derivative Works (the “Assets”). A more detailed description of the Assets is set out in Exhibit 3 hereto.

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(b)             The material terms of the Option are as follows:

(i)	the determination of the Option Price is set out below;
(ii)	Licensor warrants that the Assets are and will be on the closing date, free and clear from any and all encumbrances;
(iii)	The Licensor will perform all acts, execute any and all documents to perfect the transfer of the Assets to the Licensee;
(iv)	The transfer of the Assets shall take place 30 days following the date on which the Option is exercised.

(c)              The Parties will agree on the fair value of the Option, as at the date it was exercised (the “Option Price”). The Option Price will be paid by the Licensee issuing common shares from treasury to the Licensor. The number of shares to be issued shall be determined by dividing the Option Price by the average closing market price of the shares of the Licensee in the twenty trading days preceding the date on which the Option was exercised.

(d)             If the parties are unable to agree on the Option Price, then they will agree on the selection of a Chartered Business Valuator, who will then determine the Option Price, using a discounted cash flow model.

(e)              If the parties are unable to agree on a Chartered Business Valuator, then Gary M.W. Mynett, CA, CBV, shall be appointed to determine the Option Price, on the terms and conditions set out above.

(f)              This Option may be exercised at any time during the currency of this Agreement by notice in writing delivered by the Licensee to the Licensor at the address set out herein.

(g)             The parties will execute a definitive Agreement incorporating the material terms of this Option and any related terms and conditions to give effect this Option, if exercised (the “Asset Purchase and Sale Agreement”). On the closing of the transactions set out in the Asset Purchase and Sale Agreement, this Agreement shall terminate.

5.               iPMine Distribution Particulars:

(a)             Order and Acceptance: Licensee shall initiate iPMine orders by written purchase order sent to Licensor during the Term; provided, however, that an order may be initially placed orally, by telecopy or facsimile if a confirmation written purchase order is received by Licensor within five (5) days. Each such purchase order will be deemed to incorporate all of the provisions of this Agreement. All orders for iPMine are subject to acceptance by Licensor, and Licensor shall have no liability to Licensee with respect to purchase orders that are not accepted. No partial acceptance of a purchase order shall constitute the acceptance of an entire order, absent the written acceptance of such entire order. Licensee shall submit purchase orders to Licensor in accordance with Licensor' lead times then in effect which shall be communicated to Licensee upon Licensee's request. Notwithstanding the foregoing, Licensee acknowledges and agrees that shipment and delivery dates are estimates only.

(b)             iPMine Updates and new Releases: Licensor reserves the right from time to time in its sole discretion, without incurring any liability to Licensee with respect to any previously placed purchase order, to update iPMine or limit its licensing; to alter the specifications or functionality of

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iPMine; to remove functionality from or to add additional functionality to iPMine; and upon reasonable notice to Licensee, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.

6.               iPMine Marketing:

(a)             Licensee Pricing: Suggested retail pricing and discounts for iPMine are set forth in Exhibit 2. Discounts to such retail pricing for Licensee shall be as set forth on Exhibit 1 hereto.

(b)             Quarterly Sales Reports: See Exhibit 2.

(c)              Translation; Localization. At Licensor’ sole option, Licensor may translate the Documentation or localize iPMine for use within the Territory. Licensee may translate the Documentation and such translation shall be an Licensee Derivative Work.

7.               iPMine Support, Upgrades and Defect Swap-outs:

(a)             Support: With the technical support of the Licensor, Licensee will be directly responsible for all support and maintenance for iPMine licensed to the sub-licensees.

(b)             Technical Contacts: Unless and until notified of changes thereto as provided under Section 29 from time to time, each Party’s technical contact identified in a schedule shall be such party’s primary technical point of contact for the purposes of requesting/providing support and for all other technical contact requirements.

8.               Fees and Payment:

(a)             Periodic Invoicing: Licensor shall invoice Licensee for iPMine orders installed by Licensee within the applicable invoice period stipulated in a Schedule (the “Invoice Period”) in accordance with this Section 8.

(b)             iPMine Retail Pricing and Discounts: See Exhibit 2.

(c)              Suggested Retail Price Amendments: Licensor may, in its sole discretion, change iPMine’s suggested retail prices set out in a Schedule other fees herein from time to time on sixty (60) days prior written notice, provided however, that any increases in prices and fees shall not apply to iPMine orders already ordered under existing purchase orders submitted before Licensee’s receipt of such notice that Licensor had previously committed to ship.

(d)             Related Services Fees: Prices and fees payable hereunder are not inclusive of installation, customization, training, other related services fees, or support not expressly provided for herein. All such services and fees are provided for and payable under separate Service Agreements.

(e)              Payment Terms/Late Payments: Payment in full of fees, prices, charges and the like due to Licensor hereunder are due net thirty (30) days from the date of invoice. Late payments shall be charged a late fee of 1.5% per month or the maximum rate allowed under the applicable law, whichever is less.

(f)              Setoff: The Parties shall be allowed to setoff or offset against each other amounts due under this Agreement, as agreed in writing from time to time by the Parties. Except as provided in such a written agreement, no setoff or offset shall be permitted.

(g)             Taxes: Licensee shall be responsible for paying any and all local, state, territorial, provincial or federal duties, taxes, excise taxes, goods and services taxes, value added taxes, withholding

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taxes, ancillary charges and the like owing to any government body or authority in respect of the transactions anticipated hereunder except that Licensor shall be responsible for its own income taxes (including any withholding taxes applicable to amounts otherwise payable to Licensor). The prices/fees listed in this Agreement are exclusive of any government taxes, goods and services taxes, value added taxes, surcharges, duties or levies and the like. If Licensor is required to pay any duty, tax, penalty or interest on Licensee's behalf, then Licensee agrees to promptly reimburse Licensor for such expenses.

(h)             Survival: This Section 8 shall survive the termination or expiration hereof.

9.               Renewal, Termination and Expiration:

(a)             Renewal and Termination: This Agreement shall automatically renew for an additional consecutive period of five (5) years each if Licensee has recorded a profit from its operations during the first five year period, and a return on equity of not less than seven (7) per cent per annum in any succeeding five year period determined in accordance with generally accepted accounting principles.

(b)             Termination on Material Breach: In the event of a breach by either party, the non-breaching party may provide written notice of such breach to the breaching party. If the breach is not cured within thirty (30) days after such notice, the non-breaching Party may upon further written notice to the other Party terminate this Agreement. Such first written notice shall specify the nature of the material breach.

10.            Events Upon Termination/Expiration:

Upon the termination/expiration of this Agreement, without prejudice to any other rights which Licensor may have, Licensee shall:

(a)	Cease Activities: cease marketing and distributing iPMine; and
(b)	Return iPMine to Licensor: at Licensor’s option, return all media containing copies of iPMine and all Documentation to Licensor and provide an officer's certificate attesting to such delivery as is satisfactory to Licensor; and
(c)	Outstanding Fees: pay, within thirty (30) days of termination or expiration, all outstanding amounts, charges, taxes, expenses, costs and the like due to Licensor hereunder.

This Section 10 shall survive the termination or expiration hereof.

11.            Confidential Information:

(a)             “Confidential Information Definition”: In this Agreement, “Confidential Information” means any information disclosed by one Party to the other related to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral or written information disclosed by one party to the other related to this Agreement, which, by its nature, was known or should have been known by the receiving party to be confidential. Notwithstanding the foregoing: (i) all confidential, unique and proprietary aspects of Licensee’s business, affairs, products, services, Licensee lists and methodologies shall be deemed the Confidential Information of Licensee; (ii) this Agreement shall be deemed the Confidential Information of both Parties without the necessity of marking. Confidential Information does not, however, include any information which the recipient can conclusively establish: (ww) was in the public domain at the time communicated to the recipient, or which becomes public through no fault of the recipient; (xx) was obtained by the recipient from a third

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party which was not subject to a contractual or fiduciary duty not to disclose; (yy) was independently developed, as evidenced by written records, prior to disclosure by the recipient without reference to any Confidential Information; or (zz) the recipient can demonstrate was lawfully in its possession free of any duty to the disclosing party before the date of disclosure to the recipient by the disclosing party. The Parties may also disclose this Agreement and the contents hereof to the extent required pursuant to applicable securities laws.

(b)             Confidential Information Safeguarding and Restrictions on Use: Licensor shall safeguard the confidentiality of all of the other Party’s Confidential Information and shall not use or disclose any such Confidential Information of the other otherwise than as explicitly permitted hereunder or as reasonable necessary to perform its obligations under this Agreement.

(c)              Exceptions: This Section 11 shall not apply to the extent disclosure is required under the laws, rules, or regulations of the Securities and Exchange Commission or any other applicable or similar government body anywhere in the world. In such instances the parties shall: (i) redact mutually agreed-upon portions of such Confidential Information to the fullest extent permitted under applicable laws, rules, and regulations; and (ii) submit a request to such governing body that such portions and other provisions of the Confidential Information receive confidential treatment or otherwise be held in the strictest confidence to the fullest extent permitted under applicable laws, rules, or regulations. Notwithstanding the provisions of this Section 11, each Party may disclose the provisions of this Agreement: (a) to legal counsel; (b) in confidence, to accountants, banks, and financing sources and their advisors; and (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

(d)             Survival: This Section 11 shall survive the termination or expiration hereof.

12.            Press Release:

Within fifteen (15) days of the Effective Date of a Schedule (or such other date as the Parties may agree in writing), the Parties shall agree upon and issue a joint press release (i) announcing that the Parties have entered into this Agreement; (ii) generally describing the Parties’ relationship hereunder, including the general scope of the Schedule and this Agreement; and (iii) indicating that Licensee has been appointed exclusive distributor of the Products and Technology.

13.            Publicity:

Each Party shall have the right to reasonably reference, display, use and include the name, trademarks, service marks, and logos ("Marks") of the other Party in press releases, marketing brochures, prospectuses, advertisements, promotional materials, web pages, trade shows, demos and other presentations and events, business plans and the like, with a brief general description of the Parties’ relationship hereunder.

14.            No Unauthorized Representations:

Except as explicitly provided hereunder, neither Party may make any representation or statement of any kind concerning the other Party, the relationship between the Parties or the contents of this Agreement, including representations or statements concerning the other Party’s business, affairs, products, services, prices, discounts, fees, whether on a Party’s web site(s), whether written, oral or otherwise without the prior authorization of the other Party.

15.            Representations & Warranties:

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(a)             Right to Enter Into Agreement: Each of the Parties represent and warrant to the other that such Party has full legal right, power and authority to: (i) enter into and perform this Agreement; and (ii) grant all rights in iPMine, granted hereunder and/or in other related agreements, including under Licensee Agreements.

(b)             IP Rights: Each of the Parties represent and warrant to the other that all U.S. copyright, trademark, service mark, trade secret, and trade name rights in iPMine and Licensee Derivative Works, as applicable, are either owned by the Party or are properly sublicensed from third parties granting such Party the right to use and distribute same as contemplated hereunder and under applicable agreements with Licensees and sub-licensees; and to each Party’s knowledge, iPMine and Licensee Products, as applicable, do not infringe any third-party patent rights within the Territory. Each Party’s sole remedy for the other’s breach of this warranty shall be as provided in Section 18.

(c)              iPMine Conformity to Documentation: Licensor represents and warrants that iPMine will conform in all material respects to the applicable Documentation when delivered to Licensee.

(d)             Support and Maintenance: Licensor represents and warrants that all services it performs for the support and maintenance of iPMine shall be performed with at least that degree of skill and care as would be exercised by those who perform similar services at the time the services are performed, and in accordance with accepted industry practice.

16.            LIMITATION OF WARRANTIES:

EXCEPT AS EXPLICITLY PROVIDED IN SUBSECTION SECTION 15; IPMINE IS PROVIDED ON AN "AS IS" BASIS WITHOUT ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY, OUT OF A COURSE OF DEALING OR USAGE, TRADE OR OTHERWISE INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE. It is Licensee's and Licensee's responsibility to verify the suitability of it's computer or network environment for the functionality of the IPACKETS deliverables.

17.            LIMITATION OF LIABILITY:

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR LICENSEE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOSS OF PROFITS OR REVENUE, LOST SAVINGS, LOST BUSINESS, LOST DATA, INACCURATE, UNAVAILABLE OR FAULTY PROCESSING, LOST GOODWILL, LOSS FROM WORK STOPPAGE, COSTS OF OVERHEAD, COSTS OF COVER, LOSS OF ANTICIPATED BENEFITS HEREUNDER, ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE PARTY HAS BEEN ADVISED OF PRODUCTS AND TECHNOLOGY FAILURES OR THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 17 SHALL SURVIVE THE TERMINATION OR EXPIRATION HEREOF.

18.            Indemnification:

(a)             IP Indemnity Generally: Each Party shall indemnify and hold harmless the other, its affiliates, subsidiaries, parent corporations, successors, assigns, officers, directors, employees, contractors, agents and representatives (“Related Parties”) from and against any and all costs, damages, losses, liabilities, obligations, recoveries, settlements, judgments and expenses (including actual attorneys’ fees and expenses regardless of whether litigation was commenced) arising out of or in

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connection with third party claims, actions, proceedings and the like alleging that: (i) iPMine or Licensee Derivative Works as applicable infringed such third party’s U.S. copyright, trademark, service mark, trade secret, or trade name rights; or (ii) a Party knowingly infringed such third party’s U.S. patent rights in its development of iPMine or Licensee Derivative Works as applicable; (each a “Claim”) provided that:

(i)	the indemnified Party promptly notifies the indemnifying Party in writing of the Claim following a responsible officer of the indemnified Party becoming aware of such Claim;
(ii)	the indemnifying Party shall have exclusive control of the settlement or defense of any action to which the Claim relates; and
(iii)	the indemnified Party cooperates with the indemnifying Party in a reasonable way to facilitate such defense or settlement.

If, once given notice of such Claim, and the indemnifying Party does not defend any such Claim, the indemnified Party may take any of the above actions and shall be fully indemnified by the indemnifying Party therefore. If, under a settlement, arbitral decision or the judgment of a court of competent jurisdiction, an infringement Claim is found to be valid, the indemnifying Party may, in its sole discretion: (i) modify iPMine or other deliverable, to make it non-infringing; (ii) procure for the other party (and Licensees) the right to continue reselling/distributing same to the extent permitted under this Agreement; or (iii) replace it with non-infringing iPMine or Licensee Derivative Works. The foregoing shall be each party's sole liability and sole and exclusive remedy for any alleged infringement OR MISAPPROPRIATION claim against pertaining to IPMINE (with respect to indemnification by LICENSOR) or LICENSEE derivative works (with respect to indemnification by LICENSEE).

(b)             Survival: This Section 18 shall survive the termination or expiration hereof.

19.            Cooperative Licensee Defense:

Subject to each Party’s indemnification obligations to the other hereunder, the Parties shall work co-operatively to defend any actions, claims, proceedings and the like brought against either Party by a sub-Licensee. The foregoing however shall not be construed as an indemnification or defense cost sharing obligation of either Party but it does obligate the Parties to timely and in good faith share all pertinent information (except for information that may be subject to attorney-client privilege). This Section 19 shall survive the termination or expiration hereof.

20.            Intellectual Property Rights:

As between Licensee, Licensee and Licensor, Licensor retains all right, title and interest in all Intellectual Property Rights embodied within iPMine from all sources including Licensee Derivative Works. This Section 20 shall survive the termination or expiration hereof.

21.            Equitable Relief:

Each Party agrees and acknowledges that the infringement of the other’s Intellectual Property Rights may cause irreparable injury. Accordingly, each Party agrees that the other Party shall be entitled to equitable relief, including such injunction or injunctions as may be required to prevent any breach, infringement or further breach or infringement of any Intellectual Property provision herein or Intellectual Property Right of the other and may specifically enforce such provisions or protect such

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rights by an action instituted in any court having jurisdiction, without posting a bond or security. Each Party acknowledges that damages may be an inadequate remedy for such a breach or infringement. Each Party covenants and agrees not to contest the availability to the other Party of such injunctive relief on any grounds to prevent such a breach or infringement, provided however that nothing herein shall prevent or prohibit the Parties from disputing the occurrence of such a breach or infringement, including the occurrence of the default giving rise to the application for such injunctive relief. This Section 21 shall survive the termination or expiration hereof.

22.            Entire Agreement:

This Agreement, which integrally includes these General Terms and all executed and effective Schedules, as amended, supplemented, or restated in writing from time to time, constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any prior understandings, written or oral, express or implied. This Agreement may not be modified except by a written instrument signed by both Parties.

23.            Conflicts:

To the extent that this Agreement conflicts with or is inconsistent with any provision contained in any invoice, purchase order, statement of work, correspondence or other document provided by Licensee to Licensor, the provisions of this Agreement shall prevail unless: (i) such document specifically provides that it constitutes an amendment to this Agreement; and such document is executed in writing by both Licensor and Licensee.

24.            Waiver:

Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

25.            Independent Contractors:

The relationship of the Parties is that of independent contractors. Nothing in this Agreement may be construed to make either Party the agent or partner of the other. Neither Party may legally bind the other in any manner. Licensor and Licensee agree that no obligations will be owed one to the other, or to third parties, hereunder or under the Agreement, based in any way on the law of partnership or joint ventures or similar legal theories.

26.            Governing Law and Arbitration:

This Agreement shall be governed by the laws of the State of Nevada and the federal laws of the United States without reference to conflict of laws principles. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any dispute, claim or controversy arising out of, or related to, this Agreement shall have exclusive venue in the state or federal courts located in Carson, Nevada. The Parties hereby irrevocably consent to the personal jurisdiction of those courts for such purposes. This Section 26 shall survive the termination or expiration hereof.

27.            Remedies Cumulative:

Except as otherwise explicitly provided herein, each Party’s respective rights and remedies hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided hereunder or otherwise at law or in equity and any such rights or remedies may be exercised by

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the Parties from time to time concurrently or independently and as often and in such order as the Parties may deem expedient in their exclusive and absolute discretion.

28.            Severability:

If any provision, or portion of any provision, contained in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions thereof, contained herein, shall not be in any way affected or impaired thereby.

29.            Notices:

All notices required or permitted under this Agreement shall be in writing to the other Party’s contract contact set out in a Schedule and will be deemed given: (a) when delivered personally; (b) when sent by confirmed telex or facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt. All communications will be sent to the addresses set forth in the applicable Schedule or to such other address as may be designated by a Party giving written notice to the other Party under this Section 29.

30.            Force Majeure:

Nonperformance of either Party of its obligations other than payment obligations shall be excused to the extent that performance is rendered impossible by events of force majeure including strike, fire, flood, systemic failure of the Internet, earthquake, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of the non-performing Party provided that such Party shall make commercially reasonable efforts to circumvent such events of force majeure.

31.            Successors and Assigns:

This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

32.            Interpretation:

In this Agreement (i) all capitalized derivative forms of defined terms and phrases have meanings that correspond to the defined terms and phrases; (ii) the words “include”, “includes” or “including” mean “include without limitation”, “includes without limitation”, and “including without limitation” respectively; (iii) the division of this Agreement into separate sections, subsections and schedules, the Agreement's title and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement; (iv) words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings; and (v) references to currency herein are references to United States dollars unless otherwise explicitly stated.

33.            Execution by Counterparts:

This Agreement, Schedules and any amendment, supplement, restatement or termination of any provision hereof, may be executed and delivered in counterparts by facsimile, each of which so executed

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and delivered counterpart is an original, and such counterparts, together, shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written below.

NAIEL KANNO:                              NT MINING:

BY: _________________________ BY: _________________________

Date: ________________________ Date: ________________________

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EXHIBIT 1

PRICING TO LICENSEE

Licensee shall receive a forty percent (40%) discount to the retail prices set forth in Exhibit 2 below.

Licensee shall receive a fifty percent (50%) discount to the retail prices set forth in Exhibit 2 below for Parent Company Corporate Installations with greater than five (5) mines.

EXHIBIT 2

SUGGESTED RETAIL PRICING

iPMine Hardware and Software Solutions
MSRP Pricing
January 1, 2013

	Discountable Products		North America in US$	International in US$
#	Product Description	Qty	MSRP Price	MSRP Price

	Hardware Components
1	iPMine-M8 Model 810T (Text Device Only)	1	$425	$650
2	iPMine-M8 Model 925V (Voice - Dual Phone)	1	$795	$975
3	iPMine-ZAP Model IM6-XP72	1	$11,000	$15,750

	Software Components
1	iPMine-VU Software Release 3.0 per each mine installation	1	$45,000	$75,000

	Non-Discountable Products
1	Training - End User Pricing		$2,200 Per Day	$3,000 Per Day
2	Installation - End User Pricing		$1,000 Per Day Per Person	$1,750 Per Day Per Person
3	Annual Software Support & Upgrade - End User Pricing		22% of system cost	22% of system cost

	Notes
	All travel and out of pocket costs are extra
	All applicable taxes are extra

EXHIBIT 3

IPMINE DESCRIPTION

iPMine is a real-time 2-way wireless system that tracks, monitors, and communicates with miners and equipment underground and above ground. The location information of the miners and equipment is collected and displayed live in real time on one or more viewing monitoring stations against a background of the mine’s terrain map. iPMine’s scalability and flexibility features make it ideal to be deployed in any mine size supporting multiple sites. iPMine’s redundant communications feature makes the system highly reliable to efficiently operate in the harsh mining environment. iPMine utilizes the Internet Protocol technology and Wi-Fi/802.11x wireless mesh network standards, providing the ability to introduce new features in a much faster timeframe, and can support any standard Wi-Fi device or IP-based application. iPMine consists of three components:

iPMine-M8: Tracking and Communication Device

This is a portable, fully-functional communications device that miners carry or can be attached to equipment. The iPMine-M8 sends its signals to the iPMine-ZAP units, which use the strength of the signal to calculate the position of miners or equipment. The iPMine-M8 is based on the 802.11x standards and compliant with domestic and international mine-safety standards. The text-based model has a multi-line LCD with soft function keys, for easy usability and convenience. It received Intrinsic Safety and Part 23 approvals for use in underground coal mines by the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”); approval no. 23-A080014-0 (issued to a former marketing partner). An application to MSHA has been submitted to change the approval name issuance.

iPMine-ZAP: Zone Access Point

These are wireless access points (with a fiber option), placed throughout a mining terrain, that receive signals from the iPMine-M8 devices and provide an ad-hoc link to the back-end enterprise servers running the iPMine-VU enterprise application software. The iPMine-ZAPs physical locations create zones or areas that act as different regions throughout the mine. When a miner/equipment moves from one region to another, the signals are received by the various iPMine-ZAPs, establishing an in-mine wireless communications network. It received Intrinsic Safety and Part 23 approvals for use in underground coal mines by the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”); approval no. 23-A120006-0.

iPMine-VU: Display, Messaging, and Administration Enterprise Software

The iPMine-VU enterprise application software allows control room operators/administrators create multiple mining areas and zones (e.g. active, inactive, restricted, etc.) and monitor these zones, while concurrently tracking miners/equipment as they move around. The real-time, 2-way messaging ensures dependable communication such as SOS notifications, alerts, or messages to miners when they enter restricted zones. Operators/administrators can also assign security privileges based on job function, and view historical movement and communications information. The iPMine-VU enterprise application software uses innovative technologies to track, monitor, and interact with miners and equipment. iPMine-VU supports multi-processing and multi-threading utilizing Microsoft’s Windows environment. iPMine-VU does not require any government approval.